Exhibit 4.5
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of February 24, 2021, QEP Resources, Inc. has one class of securities, our common stock, par value $0.01 per share (our “common stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended.
The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, dated as of May 15, 2018 (our “Certificate of Incorporation”), and our Amended and Restated Bylaws, dated as of October 27, 2020 (our “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.5 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”) for additional information.
Authorized Capital Shares. We are authorized to issue up to 500,000,000 shares of common stock and 10,000,000 shares of preferred stock, $0.01 par value per share.
Dividends. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of any preferred stock outstanding.
Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our board of directors is not classified and each member is elected annually. Our Bylaws provide for directors in uncontested director elections to be elected by a simple majority vote. Except as otherwise provided by the rules and regulations applicable to us or our securities, all other matters submitted to a vote of stockholders are determined by the affirmative vote of a majority of the outstanding voting power of the shares entitled to vote on the matter.
Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.
Listing. Our common stock is listed on The New York Stock Exchange under the trading symbol “QEP.”
Miscellaneous. The outstanding shares of our common stock are fully paid and nonassessable. The holders of our common stock are not entitled to preemptive or redemption
US-DOCS\113844991.3

rights and our common stock has no sinking fund provision. Shares of our common stock are not convertible into shares of any other class of capital stock.
Delaware Anti-Takeover Law. We are subject to Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of a corporation’s assets and certain other transactions resulting in a financial benefit to the interested stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:
•the owner of 15% or more of the outstanding voting stock of the corporation;
•an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s voting stock outstanding, at any time within three years immediately before the relevant date; and
•an affiliate or associate of the persons described in the foregoing bullet points.
However, the above provisions of Section 203 do not apply if:
•the corporation’s board approves the transaction that resulted in the stockholder becoming an interested stockholder before the date of that transaction;
•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding shares owned by the corporation’s officers and directors; or
•on or subsequent to the date of the transaction, the business combination is approved by the corporation’s board and authorized at a meeting of the corporation’s stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
    Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, which amendment will generally be effective 12 months after adoption. Neither our amended and restated certificate of incorporation nor our amended and restated bylaws exempts us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

US-DOCS\113844991.3